                            SCHEDULE 14A INFORMATION

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                              INFORMIX CORPORATION
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


         The proposed transaction described below will be submitted to Informix's stockholders for their consideration, and Informix will file a proxy statement concerning the proposed transaction with the SEC. Stockholders are urged to read the proxy statement regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. When available, the proxy statement concerning the proposed transaction will be mailed to all of our stockholders and our proxy statement, as well as other filings containing information about Informix, will be available, without charge, at the SEC's Internet site (HTTP://WWW.SEC.GOV). Copies of the proxy statement and the SEC fillings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Informix, Investor Relations, 50 Washington Street, Westborough, Massachusetts 01581 (508-366-3888).

         Informix and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Informix stockholders in favor of the proposed transaction. Information regarding the interests of the officers and directors of Informix in the proposed transaction will be set forth in proxy statement regarding the proposed transaction, when available. Information regarding Informix's officers and directors that may be deemed participants in the solicitation is included in Informix's most recent annual proxy statement as filed with the SEC on a Schedule 14A.









                                INFORMIX SOFTWARE

                                 APRIL 24, 2001
                                  7:00 A.M. CDT


Coordinator                Good morning and thank you all for holding. At this
                           time I would like to remind all parties that your lines have been placed on a listen-only mode until we open up for questions and answers, and also that the call is being recorded. If you do have objections, you may disconnect at this time.

                           I would now like to turn the call over to Stephanie Prince from Morgen Walke. Thank you, ma'am. You may begin.

S. Prince                  Thank you, and good morning, everyone. Thank
                           you for joining us on the Informix first quarter conference call. As most of you know, there's a lot to talk about this morning besides earnings. And after a few formalities, you'll be hearing from Peter
                           Gyenes, Chairman and Chief Executive Officer of
                           Informix; and Jamie Arnold, Chief Financial Officer.
                           Following the comments, we'll open the call for your questions.

                           By now you should have received a copy of the three press releases that were distributed today at 7:00 a.m. If you have not received a copy, please call my office at 212-850-5600 and copies will be sent to you.

                           We'd like to let everyone know that this conference call is being simultaneously Webcast. All of the replay information is available at the end of the earnings press release that has been widely distributed to the wires.

                           Before turning the call over to Peter Gyenes, let me remind you that our comments today contain forward-looking statements that are subject to factors that could cause actual results to differ materially from those in the forward-looking statements. Additional information concerning these factors is set forth in the sections entitled "Factors That May Affect Future Results." These are factors in the company's periodic reports that are filed from time to time with the SEC, including the company's Annual Report on Form 10-K and quarterly reports on Form 10-Q.

                           At this point, I'd like to turn the call over to Peter Gyenes. Peter, please go ahead.

P. Gyenes                  Thanks very much, Stephanie. Good morning,
                           everyone. Thank you very much for joining us on this conference call which is obviously a very momentous one for our company.

                           With me here this morning are Jim Foy, President of Informix Software, our database company; Pete Fiore, President of Ascential Software, our information asset management company; and Jamie Arnold, our Chief Financial Officer of Informix Corporation.

                           I'm also pleased to note that with us this morning on the call are Steve Mills, Senior Vice President and Group Executive of the IBM Software Group; and Janet Parna, the General Manager of IBM's Data Management Division. Janet will also make some remarks during this call, and both Steve and Janet will of course be available to respond to your questions regarding the transaction, and regarding the strategic alliance.

                           So we've got three exciting topics to discuss with you this morning. First, the results of the first quarter, which we view as very positive, especially in light of the poor economic backdrop which seems to have developed just about everywhere. Second, the agreements we've reached with IBM regarding the acquisition of our database business which we think is a great outcome for all the constituencies of our company. And third, the strategic alliance between Ascential Software and IBM, which is an exciting opportunity for both our companies to expand our footprint within the market space that we're calling information asset management.

                           Hopefully you've noticed in the press releases that we've tried to be very complete and expansive in describing these events and their impact, and I would imagine you're anxious to get to your questions. So I will briefly summarize the quarter, I'll review the key points of the transaction with

                           IBM and of the Ascential alliance with IBM. Janet will also make some remarks about the transaction and the alliance. And then we'll quickly open it up for your questions.

                           So, first the quarter. We're very pleased with what we accomplished during the quarter. We exceeded the consensus earnings expectation, and improved sequentially six cents per share before the non-recurring charges, and all of this during a period that was obviously very difficult for the whole technology sector.

                           Our total revenue for Informix Corporation for the quarter of the $217 million, compared with $227 million in the forth quarter of 2000, although not the sequential increase we had hoped for from the fourth quarter, it nevertheless reflects, we believe, very good performance and demands for our products and services through what has been a dramatic change in the economic environment since the end of last year.

                           Revenues at Ascential Software were $33.3 million in the first quarter, excluding the contribution from I-Sell which is our e-commerce product that we discontinued early in the quarter. The revenue with Ascential did increase sequentially 7% from quarter four to $32.2 million. And again at

                           Ascential, we had a quarter that was characterized by continuing strong demands for Data Stage, our data integration product, and for Media 360, our digital asset management product. And as you can see in the press release, we produced 127 new accounts, we expanded our role in several existing key accounts, and all and all we have a higher pipeline of activity and visibility at Ascential than we've ever had.

                           In our database business, revenue of Informix Software was $184 million, compared to $193 million in the fourth quarter. This is a lower seasonal difference than we usually see, and here also we've had good evidence of major customers as described in our press release, continuing and expanding their commitments to Informix database platforms.
                           We also achieved a number of strategic objectives during the quarter. We expanded our strategic partnering relationships, including broad vision for Informix Software, Siebel, JD Edwards & Son, among others for Ascential, including a new relationship with SAP whereby we, that is Ascential Data Stage, has been chosen as the data integration solution that SAP will resell to their data warehouse PW customers.

                           Also, the metrics of our business, as reflected by the first quarter's results, are also very good. Our overall expenses have come down even somewhat better than we projected, without impacting our ability to accomplish the positioning that we need for the growth of Ascential.

                           Our cash balance is again on the rise as we've been able to reduce our DSO to 87 days. And again, as we've described in some detail in our earnings press release, we believe we're well positioned now for the kind of business model going forward that reflects a solid growth company, with the metrics required for sustained profitability.

                           And also during the quarter, as you might imagine, we did dedicate a significant amount of our efforts to getting the IBM agreements in place.

                           So let me give you the key points of the transaction that we announced this morning with IBM. As we said in our release, we signed a definitive agreement to sell the assets of Informix Software, our database business, to IBM for one billion dollars in cash. We expect the transaction to close in the third quarter following the customary regulatory approvals, as well as approval by the Informix shareholders.

                           We believe this is a great outcome for everyone, for our customers and for our business partners, for our employees as well as for our stockholders.

                           For our Informix Software customers and partners, their present investment is preserved and protected, while they gain the benefit and the security of a substantial, long-term partner who's committed to providing strong future technology products and global support.

                           The vast majority of our employees at Informix Software will be asked by IBM to continue in their present or substantially similar roles and missions, as IBM will be integrating our database business operations and personnel into Janet Parna's data management division of IBM Software Group in order to capitalize on the skills, on the customer relationship and the technologies of Informix Software.

                           We also intend to return to our stockholders a substantial portion of the proceeds from the transaction through a share reduction program and the details of this program we expect to announce right around the close of the transaction.

                           And in addition, Ascential Software, as a pure play if you will, in the fast growing information asset management market, offers investors a focused growth vehicle with substantial resources with which to fund its growth.

                           So we think this is a great combination as IBM and Informix share the same vision and the same culture. Our product strategy, which we've discussed with you before and we've referred to it as Arrowhead has been targeted at fulfilling the same objectives as IBM's DB2 universal database, namely to provide a highly scalable and reliable and extensible open database for all forms of digitized content.

                           Going forward, IBM will integrate selected Informix technologies into DB2, while maintaining and appropriately enhancing existing Informix products for existing customers.

                           So at this time I'd like to ask Janet Parna, please, to make a few comments. Janet.

J. Parna Thank you, Peter. We are very, very excited about acquiring the Informix Database business. This transaction further strengthens IBM's position in the distributed data management area, which is the largest middleware business opportunity in a strategic growing business for IBM.

                           Now Informix brings a very strong, loyal customer and partner base, and a long history of delivering excellent technology and very strong customer support to this very important segment of the database market. And over the last three years, IBM has invested an incremental one billion dollars in building a world class sales and marketing capability around our database products. And as a result, we've seen 14 consecutive quarters of growth in our distributed database business that's three to four time the industry. Today's acquisition and announcement doubles the size of IBM's distributed database business, and positions us for continued growth.

                           Now as Peter said, IBM is committed to extending the investments made by Informix customers by continuing to support and enhance existing Informix products, and over the long term will integrate key Informix technologies into future versions of DB2 Universal database.

                           So I'm very excited and I look forward to welcoming the Informix employees to IBM when this transaction closes.

                           Now, I'm also excited about the strategic alliance between Ascential and IBM. This is really a significant development for both companies, as well. Managing information assets is fundamental to the growth and success of every company today, and our DB2 Universal database and AIX platforms combined with Ascential's software, data integration, and media asset management offerings will allow us to deliver new solutions to integrate and manage the growing volume and variety of data in today's enterprises.

                           So again, very, very excited about this announcement, and back to you, Peter.

P. Gyenes                  Okay.  Thank you very much, Janet.

                           So when the sale of our database business is complete, our company will be renamed Ascential Software, and it will be solely focused on maintaining its leadership in the market segment that we're calling Information Asset Management, which we believe is one of the fastest growing sectors of the software market.

                           Now, I'd like to comment, if I may for a moment, on the strategic alliance that we announced today with IBM in which Ascential and IBM have formed a global, strategic alliance to jointly develop and market data warehouse and digital media production offerings for the information asset management market. Under this agreement, our data stage products will be integrated into IBM's DB2 warehouse manager product, and will be positioned as a significant data integration offering from IBM.

                           Also, our media 360 product will be positioned as the preferred media asset management solution from IBM, and will support IBM's AIX operating system and DB2 database.

                           There are two things that are very important for Ascential in this strategic alliance. First, this is clearly an important endorsement from IBM of our leadership position in providing business intelligence and information asset management solutions. And second, IBM, of course, provides Ascential with a significant additional channel of distributions for our solutions.

                           So I guess you can say that it's been a pretty eventful quarter. Ascential Software is launched and equipped, and now we'll soon have significant financial resources as well to uninhibitedly fund its growth going forward from its already established leadership position. Informix Software is now positioned also to continue to expand its impact and relevance as IBM integrates our people and our technologies into its growth strategies, and as IBM continues to offer the customer care and the innovative solutions to our customers that have been the hallmark of both of our companies.

                           And our shareholders are positioned for improved growth opportunities through pure play Ascential Software, while at the same time participating in the proceeds of the realization of the value of our database business.

                           So as we look forward, as Ascential we have greater visibility than ever based on the dynamics of the market, based on the pipeline of our opportunities. Clearly the task of transforming massive amounts of data into usable information and knowledge is a pressing need for corporations and enterprises all around the world. This need is driving aggressive investments into solutions that address these requirements. And we're approaching this market and addressing the market now with the best set of products, with a critical focus on our segment, with a plan to partner with rather than compete with the leading enterprise software and business intelligence vendors.

                           Our sales force is becoming more effective as time passes. Our strategic partnerships with IBM, with SAP, with others as well as with others to come, will be powerful drivers of our penetration of new channels.

                           However, we're not oblivious to the current state of the environment, which has certainly become more challenging in the past few months. In addition, we still have some work to do in order to complete the database transaction with IBM.

                           So we've therefore decided to be prudent with our outlook to give ourselves more time to strengthen the organization, to create the foundation to execute our business plan. So we're now looking for a 35 to 40% revenue increase in 2001. This would get us to a revenue level of approximately $165 million for this year. We are still committed to and we expect to be profitable during the fourth quarter of this year, and we expect to end the year with an operating margin of around 5% in the fourth quarter.

                           Next year, as we look forward to the economy once again improving, we would expect revenue growth of 40% to 50%. Further expansion of our gross margins, as we've described in the press release, and we'd expect to end the year with an operating margin of somewhere between 15% and 20% in the fourth quarter of next year.

                           So we think we have a lot of reasons to be pleased with the progress of the company in the first quarter. We launched Ascential. We continued to execute on the front that we planned to and that we said we would do, and we've put in place a transaction that will ensure the financial strength of Ascential to continue to execute its strategy, and that will return a substantial amount of value to our shareholders.

                           So we'd like to open it up now for your questions and your comments.

Coordinator                Drew Brosseau, you may ask your question, and please
                           state your company name.

D. Brosseau                Great, thank you. SG Cowen. And I've got a few
                           questions. First, can you describe, Peter, for the
                           Ascential business, a couple things in terms of
                           the.... One is how many people are you going to have
                           in the Ascential business? What is the breakdown of licenses versus maintenance in that business? And looking through the press release, it looks like you probably lost around $20 million in Q1 in that business. Wondering where that overall operating expense of $38 million you describe in there might be going?

P. Gyenes                  Okay. Why don't I ask Pete Fiore to address those
                           points specifically.

P. Fiore Yes, good morning, Drew. We have about 970 employees at Ascential Software. You may remember from previous calls that we felt that we had over resourced the organization in order to ensure the performance. We have had modest reduction through some attrition in the organization. I would expect a slight head count reduction through the remainder of this year.

                           Our operating expenses, we are expected to slightly decrease over the remaining quarters of 2001. And on a maintenance basis, we are about - maintenance is about 22% of our revenue in Q1.

D. Brosseau                Okay. Secondly, for IBM, I'm curious if you can
                           describe in a little more detail your plans for the Informix product. Sounds like you're going to continue the product, but eventually absorb it into DB2. Is that the right way to think about it?

J. Parna We are going to continue on with the strategy that Informix has been on in supporting and continuing to enhance the existing Informix products as they are. Now, Informix has been on a strategy to deliver a project called Arrowhead which really merges things like object relational technology with massively parallel database technology, and build that on the XPS base.

                           We have in DB2 universal database already delivered a single product with massively parallel processing for data warehousing, for transaction processing, and including object-relational technology. So that is the base for future development, and significant enhancement for us will be DB2 universal database, and we will be integrating selected technologies from the Informix products suite. So for example, things like data blades and some other selected technologies. Thing from, technologies from ... into DB2 universal database over the next few releases of DB2.

D. Brosseau                So, if I'm an existing Informix customer, what are
                           you going to tell me?

J. Parna If you're an existing Informix customer, continue to use, and you are running applications on the Informix database products, no change. Continue to run on Informix database. We're going to continue to support and enhance those products for your needs. If you are building significant new applications, we are going to encourage you to go to DB2 for those significant new applications. But from an Informix customer point of view, they should see no difference in the IBM strategy from the Informix strategy.

D. Brosseau                Okay. And then my last question is back, I guess, for
                           Peter. Can you describe in a little more detail the steps required to close the deal. And given the price is a little over one times revenue, is there any possibility of a competitive bid coming in?

P. Gyenes                  Okay. The requirements to close the transaction are
                           the fairly routine ones of a transaction of this type. We have the...and the European union process.
                           We will be filing a proxy with the SEC very shortly, and we expect to have a shareholder meeting to vote on the transaction in the appropriate time frame. And so we have to go through those processes, those reviews, stockholder approval. We don't expect any particular issue there. The time frame for that, as you know, is impossible to predict precisely, but it will be what it will be. We think the circumstances of this combination and of this transaction are fairly straightforward and routine, so we don't really expect any obstruction.

                           With regard to your second question, I don't have any idea whatsoever.

D. Brosseau                Okay. Well, thanks very much. I appreciate the
                           answers, and congratulations.

P. Gyenes                  Thank you very much.

Coordinator                Rob Fulmire, you may ask your question, and please
                           state your company name.

R. Fulmire                 Congratulations, Peter and guys.

P. Gyenes                  Thank you, Rob.

R. Fulmire                 I have a couple of questions. One of them is somewhat
                           - I don't know if you have this information but I'm hoping you will publish it. The numbers that you give in the press release for Ascential's revenue are, for last year, significantly different from the numbers that we've put out there and I think others have looked at. Numbers that we've discussed in the past.
                           Is there some adjustment to these?

                           And kind of on the back of that, will you break out for this quarter not just the maintenance but license versus total service for Ascential? And then, could you give us the last quarters - the June, September and December quarter of last year so we have comparison for those?

P. Gyenes                  True, Rob. I'm not quite sure where they're seeing a
                           difference. I think, as it said in the release, we reported $33.7 million of total revenue for Ascential last quarter. This quarter we reported $33.3 million.
                           One of the things that we did call out in the release, and that Peter had mentioned, was we did discontinue our I-Sell product line. It was a product that was primarily an OEM version of ATG's application server, and we decided to focus really more on our core competencies of information asset management, which was the rationale for getting out of that sector of the business.

                           It turns out to be a good decision in light of a lot of results reported by the people in e-commerce space, so we did try to call out apples to apples comparison, which maybe the numbers are a little bit confusing to you. But we can give you historical data on Ascential going back a few quarters.

                           This quarter, just so you know, we did $16.8 million approximately in license revenue, and $16.4 million of services.

R. Fulmire                 Okay. So what was the comparison for the quarter last
                           year on license and services?

P. Gyenes                  Okay. Q101, Q1, 2000, 29.7 million, 17.2 of license
                           and 12.6 of service.

R. Fulmire                 Okay.

P. Gyenes                  And if you take out I-Sell, you have 24.8 last year,
                           versus the 30 in change that we reported for Q1, which is about a 31% increase.

R. Fulmire                 Right. I don't want to be obnoxious and take up
                           everybody's time on the conference call, but could you give those numbers with and with I-Sell for the balance of 2000?

P. Gyenes                  Sure, we'll make that available.

R. Fulmire                 Okay, thank you.  But you will do that.

P. Gyenes                  Yes.

R. Fulmire                 Okay. Kind of a second question here more on sort of
                           the product and strategy, is IBM taking on Ascential product, which is obviously getting very high ratings and also has sort of the mainframe capabilities that other data integration companies do not have. Does this mean that IBM is de-emphasizing some other relationships, say with - because IBM has other data integration and ETLM relationships. Are any of those going to be de-emphasized?

P. Gyenes                  You're right, Rob. We do have other relationships.
                           The relationship that we have with Ascential is not an exclusive relationship. And so we are adding the Ascential products to the portfolio of products that we're going to make available to our customers through our sales channels and through IBM Global
                           Services.

R. Fulmire                 Is there any quota or commitment that you - I know
                           you won't tell me how much, but is there a quota or any sort of commitment to sell a certain amount of Ascential Software?

P. Fiore We have a commitment, Rob, that we will train and equip and arm all of the sales operations of IBM to position and sell data stage for IBM DB2 warehouse manager.

R. Fulmire                 Okay. One more quick question. One of the leading
                           partner's of Informix Software, and I was trying to get through the archives here to see who the benchmarks have been, and one of the practices of Informix has been just cranking our benchmarks left and right. Few of these, if I recollect correctly, have been done on IBM; many of them have been done on Hewlett Packard.

                           Do you think now that Informix is being folded into DB2? That the very solid relationship over the years that Informix has had with Hewlett Packard, maybe even to a less of a sense Sun, is that going to change somehow? Is this sort of some signal that IBM database has become more independent from the hardware company?

P. Gyenes                  So Rob, since we shipped DB2 on UNIX in 1995, we have
                           been on a partnership strategy with Sun, with HP, and other hardware vendors to make sure that we have an excellent database on these platforms. I think the acquisition of Informix is going to help us with that in terms of extending our relationships with these hardware companies. So again, we continue to be committed to providing the best database technology, regardless of hardware platform. So this will really help us.

R. Fulmire                 Okay, thanks a lot. And again, I guess it's been a
                           lot of work. Congratulations.

P. Gyenes                  Thanks, Rob.

Coordinator                Burt Hochfeld, you may ask your question, and please
                           state your company name.

B. Hochfeld                Good morning, gentlemen.  Congratulations.

P. Gyenes                  Thank you, Burt.

B. Hochfeld                My question is how much cash do you think is
                           necessary? You have $250 million in cash already on the balance sheet. Are you talking about having more cash then $250 million? And if so, why? And could you perhaps give us a little bit more clarity. Is it my understanding you're buying back shares, or are you going to distribute a cash dividend to investors. I was a little bit unclear as to how you were going to handle the $800 million that you're receiving for this asset.

P. Gyenes                  Okay. First of all just to clarify, the $800 million
                           is what we expect it to be after taxes. We expect
                           Ascential to be profitable in the fourth quarter and to stay profitable afterwards going forward. So the amount of cash that we need in terms of funding operations is well within the $250 million that we have at the moment.

                           As we said in the press release, you know, on a net basis after taxes and so forth, when Ascential begins its life as a stand-alone public company, it will begin with about one billion dollars in available cash.

                           Again, we do expect to provide quite a bit of that back to the shareholders through some kind of share reduction program. You know very well, there are a number of ways to accomplish that. There is the share buy-back process which could be done through self-tender and so forth. And there are special dividends, in particular a partial liquidation dividend, and then this transaction is being set up as a partial liquidation specifically to provide potential, favorable tax benefit to non-corporate shareholders, particularly in the event of a special dividend.

                           The appropriateness of one approach versus another, we are going to wait until we see what the market conditions are around the time of closing. But those are the, in general terms, those are the types of alternatives that we'll be selecting from.

B. Hochfeld                So is it safe for me to assume that substantially,
                           all of the $800 million, in one fashion or the other, will either be returned to the shareholders or be used to diminish the number of outstanding shares.

P. Gyenes                  I think to conclude that substantially all might be a
                           little bit on the edge of the range. Right now, I'd like to stick with what we said, which is the intent to use a substantial part of that amount or a stock reduction program. But I'm not prepared now to go any further into an exact amount.

B. Hochfeld                Okay, and congratulations.  Good luck with Ascential.

P. Gyenes                  Thank you very much.

Coordinator                Mark Murphy, you may ask your question, and please
                           state your company name.

M. Murphy                  Hi.  First Albany.  Congratulations on the quarter.

P. Gyenes                  Thanks a lot, Mark.

M. Murphy                  Question for Janet. Is there going to be a formal
                           migration path from the IDS user base to IBM DB2 for OLTP with the decision to standardize on XPS moving forward?

J. Parna So first off, we are not going to force anyone to migrate from the Informix products to DB2. So that's point one.

                           Now having said that, what we are going to be doing is enhancing DB2 to make it easier for customers to leverage the skills that they have in the Informix database in building new applications on DB2. Today we already have migration capabilities available for customers who want to move from the Informix databases, including XPS to DB2. Those capabilities exist today. And we have experience with that.

                           But again, I want to make a strong point here, that we are not going to force any customers to move to DB2 or to migrate their existing applications to DB2. We'll be focusing DB2 on new application opportunities within the Informix and broader customer base.

M. Murphy                  Okay. And then, assuming closure of the acquisition
                           of Informix in Q3, could you take a stab at an estimate for IBM total database revenue target for 2002?

J. Parna Well, you know, we don't break out product revenue, and I think you know that already. But if you were to look at the data quest numbers or the IBC numbers from 1999, this will roughly double the size of IBM's distributed database business.

M. Murphy                  Okay.

J. Parna And then, of course, the growth off of that. So just kind of look at 1999, and add the two together.

M. Murphy                  Okay. And then as far as Ascential goes, it looks
                           like the gross guidance has been modified here for 2001. I think you had been talking about 65% to 70% total growth, and now are guiding to 35% to 40%. I'm just wondering if you can help us understand how much of that is a change in expectation management philosophy, versus more prudent guidance based upon a tougher economic environment.

P. Gyenes                  Well, it's a combination of a lot things. It's
                           impossible to ignore the environment. Whether it affects us in specific situations or whether it sort of becomes a self-fulfilling prophecy that everybody feeds upon, kind of the same result. It's a reality that exists now that didn't exist several months ago, and it doesn't make any sense to be in a super-aggressive mode in face of that.

                           Our focus is and has been and is to develop a very, very strong position and foundation from which we can execute - from which we can execute in a growth mode. So establishing the organizational foundations, establishing the sales organization and engineering groups and infrastructure now for Ascential as a stand-alone company, establishing what we need to be able to execute not only our business plan but to do a really good job with our strategic partner.

                           Somebody asked the question earlier about is there a revenue commitment from IBM. Well, the commitments we have with one another are the ones we should have with one another, which is IBM commits to making its resources available to become expert in our products, to incorporate them into their offerings and propose them as part of solutions to their customers because they think they're really good products backed by a good company. We made the investment to devote our resources to do a good job for them in training them and supporting their activities. And given the size of the market and the size of IBM, I think if we do a good job at all of that, I think the results will speak for themselves, and will speak dramatically.

                           But those are the areas that we believe we really have to focus on, and in light of our readiness for all that, but also in light of what the economic environment is, we thought that a 35% to 40% growth expectation in Horizon is pretty strong under the circumstances. But we have made enough progress, and we expect to continue to make enough progress that if the economic situation improves sooner than we and others expect it to improve, we're going to be ready. We're going to be able to capitalize on it.

M. Murphy                  Okay, thank you, Peter.

P. Gyenes                  Thank you very much.

Coordinator                Neil Herman, you may ask your question, and please
                           state your company name.

N. Herman                  Yes. Neil Herman, Lehman Brothers. Congratulations to
                           both of you on this transaction. My question is actually for Janet. In terms of can you just give us a sense as to how you expect IBM's competitive positioning to change in the database business, and perhaps what reaction you may potentially see from your competitors in that business.

                           And then secondly, will you be offering incentives or encouragement to the Informix customer base to, over the long term anyway, make the evolution to DB2.

J. Parna Alright. So let's try with the first one first. We have already been growing over the last 14 quarters three to four times faster than the industry, and three to four times faster than our chief competitors in the industry. We expect with this transaction to continue to grow faster than the industry. And in terms of what our competitors may do, who knows what they might do and how they might react to this. But in the most recent quarter, DB2 grew 36% year on year, and in the most recent quarter Oracle grew 6%. So in that quarter we grew six times faster than Oracle. So I don't know what their response might be.

                           In terms of the Informix customer base and going forward with the base, the distributed database market is projected to be about an $18 billion market by 2004, and these are Data Quest or IBC projections. They both project about the same. And what customers are going to continue to need are unprecedented levels of scalability, performance, and the management of all forms of digitized content.

                           And what companies are beginning to do is lay a new infrastructure for managing information of all types. And that's really where we're targeting DB2 universal database to support not only transactions but analytical applications and the management of all forms of content. And so, as the Informix customer base requires that kind of technology for this new information infrastructure, we will be selling DB2 into that base.

                           At the same time, we will not force them to migrate from where they are today. And what that means is we're going to be providing them with technologies to integrate the existing data that's in the Informix database products with the data and other content that will be stored on DB2.

N. Herman                  Secondly, could you talk a little bit about the
                           pricing model. Are you guys moving to, essentially, microprocessor-based pricing for your DB2 universal server?

J. Parna So DB2 universal database has a processor based model already. We've had that, and essentially what customers pay for is by processors, not by the speed of the processors but by the number of processors. And today, we have the lowest total cost of ownership in the industry with DB2 universal database.

                           And again, one of our principles here is really providing the best customer value, the best technology for our customers. And going forward with this acquisition, we will continue to maintain those principles.

N. Herman                  Great.  Thank you very much, and congratulations.

J. Parna                   Thank you.

Coordinator                Scott Phillips, you may ask your question, and please
                           state your company name.

S. Phillips                Hi. It's Scott Phillips from Merrill Lynch.
                           Congratulations, by the way. It seems like you guys get a lot of work done, particularly in the quarter.

                           My question is really for Peter. I was wondering if you could drill down a little bit and talk to us about the impact of the slowing economy, visibility, what did you see in the instant quarter, have you seen some price pressure, have you seen some deal slippage, downsizing of deals? Has there been any change that you've seen in the competitive landscape?

P. Gyenes                  Okay. I guess what we've seen is we've seen examples
                           here and there - and I think we've seen this both on the Ascential side as well as on the database side - we've seen examples here and there of customers specifically delaying sending money.

                           Where previously, certain projects and certain decisions to give purchase orders to us and to others in fact, that otherwise would be made more routinely, we're specifically put on hold. And sometimes they we're specifically put on hold not because of the specific project but because they were part of a basket of a whole bunch of investments and expenses that got brought upstairs for routine rubber stamps, but it wasn't the individual project that was turned down. It was just the combination of the total amount of money that was turned down in the particular time frame.

                           Perhaps less so in Ascential where the average customer decision, if you will, although it can be substantial but it's typically less substantial than a larger database investment decision. But we have seen this. And when you combine that with what recently has been just an overwhelming amount of comment from just about everybody in the industry and in the media about the gloom and doom of the economy, it kind of does feed on itself a little bit.

                           So those are the things that we've seen.
                           Nevertheless, there is a healthy amount of demand out there and a healthy amount of activity for projects that have to do with business intelligence, for projects that have to do with improving the understanding of an enterprise with respect to its business metrics, with respect to its relationship with customers and suppliers. There's a lot of demand there, even if there's a little bit of a slowness or a little bit of a delay in making decisions.

                           So that's the reason that we have such a high level of pipeline and a high level of visibility, and that's the reason why we have confidence over the medium term here - I won't even say long term, I'll just say the medium term.

S. Phillips                What's the average price point for the Ascential
                           technology?

P. Fiore Scott, in our direct new name business, our AFP has actually improved a little bit in Q1 there, about $125,000 to $135,000 per new name account sold direct for license.... about 10% or 15% over Q4.

S. Phillips                Okay. So I'm assuming then, as deals get pushed out
                           because of budgetary constraints, they're still in the pipeline, and this is where you're saying you're comfortable with the visibility that you have. Given the current state of IT purchasing, have you implemented any different procedures to scrub that pipeline more diligently. How do you arrive at your conviction level with regard to the conversion rate of the pipeline with P&L.

P. Fiore Well, we have gone through a very expensive process already of re-qualifying our entire pipeline in the first two weeks of the quarter. And I've spent a lot of time the last few weeks talking to customers, and it's interesting. Almost everyone to an organization has maintained their commitment in their analytics or business intelligence or data warehouse programs, even though they are cutting back in other areas of IT.

                           Now, Peter said that's not to say that there aren't some opportunities that are slipping or being delayed, but generally it seems so far that customers spending around ... the infrastructure for business intelligence and data warehouses still remains pretty healthy.

                           But we have been prudent, we have gone through the forecast in detail, and we think we have good visibility still to a healthy pipeline of prospects.

P. Gyenes                  Well, we do that kind of rigor all the time.

P. Fiore Right. And you asked about the competition. We did very well competitively with the Ascential products in Q1. We had very good win rate against our competitors, and we're optimistic that that will continue.

S. Phillips                Right.  Congratulations again.  Thank you.

P. Fiore                   Thank you, Scott.

Coordinator                Thank you. Rob Fulmire, you may ask your question,
                           and please state your company name.

R. Fulmire                 Yes, it's... Just two follow-ups. Janet, when you
                           talked about distributed database business, what is that? Is that a DB2 not on the mainframe in AS400, essentially?

J. Parna                   That's correct.

R. Fulmire                 Okay. And then when you say there's 36% growth in
                           DB2, you're talking about all DB2s including the AS400 and the mainframe?

J. Parna No. I'm just talking about DB2 on the distributed platform. So UNIX and the Windows platforms, so that's the 36%. And by the way, DB2 on the 390 platform in the last quarter grew 14% year on year. So you think about that - that's more than twice what Oracle's database grew in the last quarter.

R. Fulmire                 Okay. Peter, I just wanted to ask you one more
                           question if I could please.

P. Gyenes                  Peter Fiore.  Sorry, Pete.

P. Fiore                   That's Pete.  That way you can tell us apart.

P. Fulmire                 No, no.  I didn't think that was the way, but -

P. Gyenes                  It's one of the ways.

R. Fulmire                 I want to drill down on this competitive situation
                           here, and maybe you can put some explanation into - I mean, obviously your biggest head to head competitor is Informatica which does, despite your couple years now playing around an analytical application still does at least, by their account, 95% of their revenue, head to head against your data stage product.

                           They put up results of over 100% growth, 54 million. Their 2000 number looks really close to your 2000 number, but they showed a lot more growth in this first quarter than you did in what looks to be just about as close as you can get to apples to apples in this business of following software companies. Is there an explanation for this? Is this still issues with building out the sales force, establishing the brand, or what?

                           Plus, their guidance is in the 50s where your guidance looks like it's still sort of in the 30% range.

P. Fiore Well, our guidance is, in terms of percent increases sequentially, is higher than theirs, if I understand the guide...

R. Fulmire                 Well, you're over your guidance, let's deal with
                           that.

P. Fiore Yes, okay. Well, I mean there have been, as you know, you've followed us for awhile, there have been issues over the last year as we've kind of gone through the Informix acquisition and worked our way out into a separate entity. So we did invest a lot in late Q4 and Q1 in building out the sales organization which is one issue.

                           The other issue in terms of kind of year over year growth, and one of the reasons why we're so delighted with the relationship with both IBM and the relationship that we signed yesterday with SAP is we will begin to get the benefit now of a much more significant distribution capacity than we have in the past. And I think that may be one of the things, if I compared the businesses of ours in direct ... that's been different.

                           In head to head direct sales competition we've always done very well. We haven't had the kind of extensive, reseller relationships in some areas that they have had, and I think now with SAP endorsing our product as the preferred data integration platform for business information warehouse, and with the relationship with IBM where we're now the preferred data integration solution or DB2 warehouse manager and others to come, we're going to begin to see kind of the leverage impact we get from selling through major, global reseller organization.

R. Fulmire                 Okay, thanks.

P. Fiore Okay. And just to clarify one comment, when Drew asked a question earlier about what was going to happen to our operating expenses because we are expecting to see a slight decrease, and a slight decrease to head count, that will come through operating efficiencies in our business model and not through any type of planned reduction in force. Just want to make sure that was clear.

R. Fulmire                 Okay, thanks a lot.

Coordinator                Our final question for today comes from Bill
                           Chappell. You may ask your question, and please state your company name.

B. Chappell                Yes, Bill Chappell from Robinson Humphrey, and
                           congratulations. Just a couple questions on the Ascential side. One, on the competitive landscape, other than Informatica, maybe you can talk about who else you see, and for that matter, and what percentage of the time you see Informatica. And second, kind of on the partner relationships, what do you expect from, as far as revenue contribution, from the IBM and SAP, or maybe even partners in total contribution this year?

P. Fiore Okay. So on the competitive side we see a number of different competitive factors. Of course we see Informatica; we see them fairly regularly. We don't see them in every deal, which I think is indicative of the fact that this is still a fairly large market. We probably see them somewhere between half and three quarters perhaps, maybe not that much, of the deals we're in.

                           We still see ETI in the marketplace, more in the kind of the mainframe oriented environment. We run into, occasionally, Sagent, which is still in the market for analytic applications and data integration. And there are still a lot of people out there that have built their own data integration solutions and are beginning now evaluating the use of tools like Data Stage.

                           The other thing that we are focused on that's beginning to differential us is the fact that we are broadening our strategy to encompass what we refer to as information asset management. That goes just beyond the data information functions but now begins to extend it to the full range of collecting, validating, organizing, and then delivering information of any type. Janet mentioned in her comments the notion of the world moving towards digital content, and we see that happening.

                           So our portfolio now consists of not only the data stage product but also Media 360 as our digital content management system, and XEL which is an enterprise portal that allows that content to be published to employees, partners, customers, prospects, whoever your end-user constituency may be. So we are differentiating ourselves by offering a broader portfolio than some of the other point competitors that we have been competing against in the past.

                           And there was a part two of your question, partner relationships. Right now, if you look at our revenue, we get about 20% of our revenue through the reseller channel. What we see, probably closer to 40% of our revenue come through or influenced by our partnerships.

                           I would expect as we go through the year that we'll see the business coming from partners to directly, as resellers increase somewhat maybe in the range of 25% or so in 2001, and hopefully we'll begin to see that the total revenue influenced through partners, increased in the area to maybe 45% or so. And then as we go into 2002 when we've begun really implementing the relationship with IBM and the relationship with SAP and others that we're working on, we would like to see maybe our indirect revenue begin to approach the 35% to 40% range of direct, sold through partnerships.

B. Chappell                And beyond the IBM and SAP relationships, who are
                           kind of the most important partnerships?

P. Fiore Well, I'll categorize them without naming names. We are beginning to develop some very good, close working relationships with one or two of the other major business intelligence tool vendors, and we are beginning to establish very good and close reselling relationships with some of the other major, global systems integrators. And we have made very good progress with establishing relationships with one or two of the major hardware platform vendors, other than IBM. And we're expecting to make announcements about them over the coming month here.

B. Chappell                Great. Thanks and congratulations.

P. Fiore                   Okay. You're welcome. Thank you.

Coordinator                Thank you. That concludes the question and answer
                           session for today, and I would now like to turn the call back over to the speakers for any closing remarks.

P. Gyenes                  Thank you all very much for being with us. This is
                           obviously a major turning point for everyone associated with the company. I would particularly like to thank Jim Foy and Jamie Arnold and the management team and the people of Informix Software.
                           These people have done a tremendous job in developing value for our customers and developing value for our shareholders, and now they will go forward and put that value into the hands of IBM, which will further develop it.

                           So thank you all very much. Thank you for your interest; thank you for support. And as always, we will continue to stay very focused on continuing to earn your support.

                           Thank you very much, and have a good day.

Coordinator                Thank you. That concludes the Informix conference for
                           today. Thank you for your participation and goodbye.